Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management Adjusted EBITDA Reconciliation

(in thousands)

	12/31/2012 LTM	Pro Forma 12/31/2012 LTM (1)
Net income (loss) attributable to Nexeo Solutions, LLC	(6,244)	872
Net income attributable to noncontrolling interest	159	4,903
Interest	47,578	48,794
Taxes	3,419	7,440
Depreciation and amortization	39,557	39,743

EBITDA	84,469	101,752

Management add-backs (2)	33,179	33,179
Non-cash charges (3)	1,580	1,580
Management fees (4)	7,260	7,260
Letter of credit fees not included in interest expense	605	605
Compensation expense related to management equity plan (non-cash)	1,598	1,598
Transitional pension and medical payments – Ashland employees (5)	331	331
Transaction and other one-time costs (6)	15,786	15,786

Management Adjusted EBITDA	144,808	162,091

(1)	Pro forma Management Adjusted EBITDA for the twelve months ended December 31, 2012 reflects 100% of the results of Nexeo Plaschem. The Company currently owns 60% of Nexeo Plaschem.
(2)	One-time costs associated with integration, transition, restructuring and transformational activities
(3)	Non-cash charges include unrealized foreign exchange gains and losses and amortization charges associated with purchase accounting requirements related to the acquisition of Beijing PlasChem Trading Co., Ltd.’s operations
(4)	Management, monitoring, consulting and leverage fees, per the agreement with TPG Capital, L.P.
(5)	Transitional pension and medical payments owed to certain Ashland employees pursuant to the Agreement of Purchase and Sale, dated November 5, 2010, by and between Ashland Inc. and Nexeo Solutions, LLC (formerly TPG Accolade, LLC), as amended
(6)	Professional and transaction costs related to the acquisition of the global distribution business of Ashland, the China joint venture, other potential acquisitions and other one-time costs